Exhibit 10.8

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is dated as of September 25, 2017.

BETWEEN

(1)	Louis Tung-Jung Hsieh, an individual residing in Hong Kong, whose passport number is [*] (the “Executive”); and

(2)	NIO NEXTEV LIMITED, a company incorporated in Hong Kong (the “Company”) with registered offices at RM 502 BANK OF AMERICA TOWER 12 HARCOURT ROAD CENTRAL HONG KONG.

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS the Company believes it is in the best interests of the Company to employ the Executive to serve the Company. Accordingly, the Company and the Executive agree to enter into this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the Parties reach the following agreements:

1.	Term of Agreement

This Agreement commences on October 1, 2017 (the “Start Date”) and ends on May 21, 2021 (the “Employment Period”). This Agreement may be terminated by either Party prior to the end of the Employment Period in accordance with clause 6 below.

2.	Position and Duties

(a)

The Executive shall be employed by the Company as the Chief Finance Officer and will directly report to the Chief Executive Officer and the Board of Directors (the “Board”) of NIO Co., Ltd. (a/k/a NIO and hereunder referred to as the “Holding Company”, together with its subsidiaries, the “Group”). The Company may change the Executive’s title, position or job duties according to the Company’s business needs, the Executive’s capacity or work performance to the extent lawful and reasonable. The Company reserves the right to change the location of employment following reasonable notice.

(b)

The Executive shall faithfully and diligently perform such duties and responsibilities as are consistent with his office in relation to the Company and the Group, and in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Executive by the Company.

(c)	The Executive shall comply with all of the Company’s lawful resolutions, rules, regulations, directions and practices, as may be passed or amended by the Board from time to time.

(d)

Except upon the prior written consent of the Company, the Executive will not, during the term of this Agreement, accept any other employment, or engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with the Executive’s duties and responsibilities hereunder, or create a conflict of interest with the Company.

3.	Compensation and Bonus

(a)	In consideration for the performance of his duties hereunder, the Executive shall receive a base salary of HK$90,159 per month during the Employment Period, whose designated bank account is following:

Bank Account Name: [*]

Bank of Deposit: [*]

Account Number: [*]

Swift Code: [*]

A 13th month salary in amount of HK$90,159 shall be paid each year if the Executive is still employed by the Company during the last month of the year. If the Executive is hired within that year and working until December 31 (i.e. his/her service year with the Company is less than 1 year), the 13th month salary will be calculated and paid pro rate based on the actual service period of the year.

The Company may reasonably adjust the Executive’s salary upon any change in his title, position or work place, based on the needs of the Company’s operations or based on changes in the Executive’s performance or other similar reasons.

(b)

The Executive’s performance will be reviewed by the Company at least once a year, and whether the Executive is entitled to any bonus and related amount of such bonus will be measured against personal/department/ company performance and achievement. If the Executive is entitled to any bonus according to the Internal Rules and Regulations of the Company and above requirements, the Company will pay such bonus in January of the year following the performance year being assessed, provided that the Executive is still hired by the Company on December 31 for the performance year. If the Executive is hired within that year and working until December 31 (i.e. his/her service year with the Company is less than 1 year), and he/she shall be entitled to any bonus according to the Internal Rules and Regulations of the Company and above requirements, the bonus will be made pro rate based on the actual service period. The details for the bonus are shown in Annex 2 – Company Variable Bonus Plan of this Agreement.

(c)	During the Employment Period:

(i)

the Company shall reimburse the Executive of all reasonable out-of-pocket expenses properly and reasonably incurred by him in the course of conducting the business or affairs of the Company pursuant to this Agreement, or in the discharge of his duties hereunder, subject to such expenses being evidenced in such manner as the Board or its designee(s) may require.

(ii)

the Executive shall be entitled to participate in, and to receive benefits from all present and future medical, supplementary medical insurance, personal accident insurance and other non-statutory benefits that the Company may, at its absolute discretion, provide to its employees from time to time.

(d)

IPO Cash Bonus: upon completion of an initial public offering of NIO’s shares on a reputable stock exchange such as but not limited to the NASDAQ, Hong Kong Stock Exchange, Or New York Stock Exchange, the Executive shall be paid a cash bonus of US Dollars 3,000,000.00 subject to deduction for applicable taxes.

(e)

Except otherwise agreed and in line with the relevant laws, the Executive shall assume all the tax and fees related to his remuneration including basic salary, bonus, allowance and other additional benefits according to the laws.

(f)

The Executive hereby confirms and warrants to maintain the confidentiality of his compensation and benefits. The Executive shall not disclose his/her salary information to other employees of the Company or any third party unless required to do so by law or to the Executive’s professional advisors who will themselves be bound by this confidentiality provision. The Executive’s violation of this Article shall be deemed to be a material breach of the Internal Rules and Regulations of the Company. The Company may immediately terminate this Agreement and dismiss the Executive upon such event.

(g)	Please refer to Annex 4 Benefit Policies for more benefits provisions.

4.	Working Hours and Holidays

The Executive shall carry out his duties on a full-time basis, being no less than eight (8) hours each day, from Monday to Friday of every week (“Work Day”), excluding any statutory or other approved holidays. The Executive shall also be available to work flexible working hours outside of the Work Day, as may be required to fulfill his duties.

The Executive shall be entitled to twenty (20) days paid leave per year, in addition to statutory annual leave. Such annual leave will be prorated for a year if the Executive works for less than a full year in a given year.

5.	Location of Work

The Executive shall be required to work in any or all locations(s), within or outside the jurisdiction of Hong Kong, as may be assigned by the Company from time to time. Such locations(s) may include but are not limited to the premises of the Company’s related companies in Shanghai, the People’s Republic of China (the “PRC”).

6.	Termination of Employment and Severance Benefits

(a)

Termination of Employment. Without prejudice to the accrued rights (if any) or remedies of either party under or pursuant to this Agreement, and notwithstanding any provision to the contrary stated herein, this Agreement may, subject to any applicable laws and regulations, be terminated upon the occurrence of any of the following events:

(i)	The Company’s determination in good faith to terminate the Executive’s employment for Cause (as defined in clause 8 below);

(ii)	A determination by the Board to terminate the Executive’s employment without Cause and at the Company’s sole discretion for any reason;

(iii)

The Executive delivering written notice to the Company of his wish to resign (“Voluntary Termination”); provided the effective date of the Executive’s Voluntary Termination shall be no earlier than three months after the delivery of written notice to the Company (“Notice Period”); or

(b)	Effect of Termination and Severance Benefits. The Executive and the Company each agrees that the following provisions shall apply in the event of termination of employment:

(i)

Voluntary Termination. If the Executive’s employment is terminated by way of Voluntary Termination, the Executive shall not be entitled to receive payment of any Severance Payment (defined below). The Company shall have the option, at its sole discretion, to make the Executive’s termination effective at any time prior to the end of such Notice Period, provided the Company shall provide the Executive with all compensation to which he is entitled, up to the last day of the Notice Period (inclusive). Thereafter, all obligations of the Company under this Agreement shall cease.

(ii)

Involuntary Termination. Except where the Executive’s employment is terminated for Cause, or by death or disability, if the Company terminates the Executive’s employment at any time, the Executive shall be eligible to receive an amount equal to twelve (12) weeks of the Executive’s Base Salary calculated from the date of the termination, and payable in the form of salary continuation (the “Severance Payment”).

(iii)

Termination for Cause. The Company shall pay to the Executive all compensation to which the Executive is entitled, up to the date of termination, and thereafter, the Company shall be discharged of all its obligations under the Agreement.

(c)	Termination Obligations

Upon termination of the Executive’s employment, the Executive agrees that:-

(i)

all property, including and without limitation to, all equipment, tangible proprietary information, documents, records, notes, correspondence, accounts, contracts, and computer-generated materials created or used in connection with the performance of the Executive’s duties, and which are within the Executive’s power, possession or control, shall be promptly returned to the Company upon termination of the Executive’s employment.

(ii)	the Executive shall be deemed to have resigned from all offices and directorships then held with the Company and any subsidiary of the Company.

(iii)

the Executive shall cooperate with the Company in the winding up or transferring to other employees of any pending work product, communications with third parties, and other and all official duties and obligations ordinarily performed by the Executive in connection with his employment.

(iv)	the Executive shall cooperate with the Company in the defense of any action brought by any third party against the Company relating to the Executive’s employment with the Company.

(v)	the Executive shall automatically be removed from his positions in any committees of the Board (as applicable).

(vi)

the Executive shall not at any time thereafter hold himself out as an employee, officer, director or representative of the Company or any of its subsidiaries, or a person connected with the Company in any respect.

(vii)	the Executive agrees that his obligations under this clause as well as clause 7 shall survive the termination of employment and the expiration of this Agreement.

7.	Restrictive Covenants

(a)	Confidentiality Agreement.

The Executive acknowledges that all Confidential Information (as defined in clause 8) is developed at substantial cost and effort to the Company. The Executive shall, neither during the course of his employment (except in the proper performance of his duties and then only in accordance with any policies, rules or guidelines issued by the Company from time to time) nor at any time (without limitation) after his termination of employment, directly or indirectly:

(i)

use, or cause or permit to be used, take away, conceal or destroy, for his own purposes or for the purpose of any other person, company, business entity or other organization whatsoever, any Confidential Information;

(ii)	disclose or communicate, cause or permit to be disclosed or communicated to any person, company, business entity or other organization outside of the Group, any Confidential Information;

(iii)	through any failure to exercise all due care and diligence, cause or permit any unauthorized disclosure of any Confidential Information, including information (without limitation):-

(1)	relating to the dealings, organization, business finance, transactions or any other affairs of the Group or its clients or customers; or

(2)	in respect of which any such company is bound by an obligation of confidence to any third party.

The obligations contained in clause 7(a) shall cease to apply to any information or knowledge which (otherwise than through the default of the Executive) subsequently becomes available in the public domain or is otherwise required by law or court order to be disclosed.

All notes, memoranda, records and writings made by the Executive in relation to the business of the Group or concerning any of its dealings or affairs or the dealings or affairs of any clients or customers of the Group shall be and remain the property of the Group and shall be handed over by him to the Company (or to such other company in the Group as the case may be) from time to time on demand and in any event upon him leaving the service of the Company, and the Executive shall not retain any copy thereof.

Please refer to Annex 1 Confidentiality Agreement for the details. The attachment is the integral part of this Agreement.

(b)

Non-interference. Following termination of the Executive’s employment for any reason, the Executive agrees that he will not, for a period of one (1) year following such termination, on behalf of the Executive or on behalf of any other individual, association or entity:

(i)

call on any of the customers of the Group for the purpose of soliciting or inducing any such customers to acquire (or providing to such customers) any product or service offered by the Group, nor will the Executive, directly or indirectly, as agent or on his own behalf solicit, influence or encourage such customers to take away, divert, or direct their business to the Executive or any person or entity, by or with whom the Executive is employed, associated, affiliated or otherwise related (the “Executive Related Entity”); or

(ii)	interfere with the relationship of the Group, or endeavor to entice away from the Group, any person who is a customer, supplier, or business associate or partner of the Group.

(c)	Non-solicitation. The Executive hereby agrees that, during the term of his employment and for a period of one (1) year after the termination of this Agreement, he will not:-

(i)	directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Group;

(ii)

solicit, recruit, or attempt to solicit or recruit any officers, employees, representatives, or agents of the Group, to work for the Executive or any Executive Related Entity, whether or not such person would commit any breach of his contract, or any employment arrangements, with the Group; or

(iii)

either on his own account or for any person, solicit business from any person who, at any time during the term of his employment, has dealt with the Group or who, on the termination of his employment, is in the process of negotiating any business or agreement with the Group.

(d)

Non-Competition. The Executive hereby agrees that, during the term of his employment and for a period of one (1) year after the termination of this Agreement (the “Non-compete Period”), he shall not, directly or indirectly, in any capacity, engage or participate in, become employed by, serve as a director or officer of, or render advisory or consulting or other services in connection with:-

(i)

the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Group during the twelve-month period immediately preceding the termination;

(ii)

the development or provision of any services (including but not limited to product support, or consultancy, or customer services) which are of the same or similar type to any services provided by the Group during the twelve-month period immediately preceding the termination.

(e)

The Executive acknowledges that the covenants contained in clauses 7(a),(b),(c) and (d) are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. The Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(f)	The Company and the Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.

(g)	The Executive owes non-competition obligation to the Company, the related rights and obligations shall be referred to Annex 3—Non-competition Agreement.

8.	Definitions.

(a)

“Confidential Information” shall mean, in relation to all businesses carried on by the Group from time to time, any trade secrets or confidential information relating or belonging to the Group including but not limited to any such information relating to customer, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, technical information, financial information and plans, designs, formula, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Group would regard as confidential, or any information which has been given to the Group in confidence by any customer, supplier or other persons.

(b)

“Cause” shall mean (i) committing a crime involving fraud, dishonesty, breach of trust, physical harm to any person or of a nature that the Board reasonably believes may negatively impact the reputation of the Company; (ii) willfully engaging in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) committing a material breach of any Restrictive Covenants under clause 7 (a)(b)(c) or (d) of this Agreement, where any such breach is not cured within twenty (20) days after the Company notifies the Executive in writing of the relevant material breach(es) committed; (iv) willfully refusing to implement or follow a reasonable and lawful instruction, policy or directive of the Company, where such refusal is not cured within twenty (20) days after the Company notifies the Executive in writing of the failure to comply.

9.	No Conflicts

The Executive represents, and the Company relies on the following express representations:-

(a)	the Executive’s performance of all the terms of this Agreement does and will not breach any other agreement to which the Executive is a party;

(b)	the Executive has not, and will not, during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement; and

(c)	the Executive enters into the employment relationship with the Company at his own free will, and without any solicitation by the Company.

10.	Miscellaneous Provisions.

(a)

Former Service Agreements. This Agreement embodies all of the terms and provisions of and relating to the employment of the Executive by the Company and is in substitution for and supersedes any previous service agreements, arrangements or undertakings entered into between any company in the Group and the Executive in respect of such employment.

The Executive hereby acknowledges that he has no claim of any kind whatsoever against any company in the Group and without prejudice to the generality of the foregoing, he further acknowledges that he has no claim for damages against any company in the Group for the termination of any previous service agreements, arrangements or undertakings for the sole purpose of entering into this Agreement.

(b)	Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c)	Entire Agreement. This Agreement, constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(d)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Hong Kong Special Administrative Region (HKSAR) without giving effect to the principles of conflict of laws.

(e)

Severability. If at any time any provision of this Agreement is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, such provision shall be deemed to be deleted from this Agreement, and the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not thereby in any respect be affected or impaired.

(f)

Arbitration. In the event that any controversy, claim or dispute arises concerning either (a) the interpretation or (b) the performance by any Party to this Agreement, of any of the terms hereof (a “Controversy”), the Parties shall promptly conduct negotiations in good faith to resolve such Controversy effecting as nearly as possible the intent and purposes of the Parties. Any resolution of such Controversy shall be set forth in a writing singed by each Party involved in such Controversy. If the Parties are unable to settle such Controversy within thirty (30) days, the Controversy or Controversies remaining shall be finally and exclusively settled by binding arbitration in HKSAR (or such other location as the Parties may mutually agree) under the rules of the Hong Kong International Arbitration Centre then in force.

(g)	No Waiver. In no circumstances shall this Agreement be interpreted to mean that the Executive has waived any rights, including due process, to which he is entitled under applicable law.

(h)

Advice of Counsel. The Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect, and that he has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

NIO NEXTEV LIMITED
By:	/s/ Bin Li
Name:	Bin Li
Title:	Director
EXECUTIVE:
Signature:	/s/ Louis T. Hsieh